Exhibit (e)(3)

Confidentiality Agreement

COUGAR BIOTECHNOLOGY, INC.

November 14, 2008
Johnson & Johnson Pharmaceutical Services, LLC
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attention: Patrick Verheyen, Vice President, Business Development

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with our mutual consideration of a possible acquisition, business combination or other strategic collaboration (any such transaction a “Possible Transaction”) between you or an Affiliate (as defined herein) and Cougar Biotechnology, Inc. and/or its subsidiaries, Affiliates or divisions (collectively, with such subsidiaries, Affiliates and divisions, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company and you are prepared to make available to the Company certain information concerning you and your Affiliates and their businesses. As a condition to such information being furnished by each party hereto (a “Party” and the “Parties”) to the other Party and its Representatives, the Parties agree that they will, and will cause their Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Representatives” shall include the members, directors, shareholders, officers, employees, agents, Affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), partners and advisors of a Party and those of its subsidiaries, Affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and, subject to the limitations herein, prospective sources of financing for a Possible Transaction). Notwithstanding any other provision hereof, each Party reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1. Evaluation Material.  The term “Evaluation Material” shall mean, with respect to either Party, all information relating, directly or indirectly, to that Party or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of that Party or any Affiliate (whether prepared by that Party, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of that Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or its Representatives, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which the Receiving Party or its Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include

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all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to the Receiving Party or its Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach of the obligations hereunder, (ii) was within the Receiving Party’s possession prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, (iii) was independently discovered or developed by or on behalf of the Receiving Party or its Representatives without the use of Disclosing Party’s Evaluation Material (as evidenced by the Receiving Party’s written records) or (iv) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information. For the duration of this letter agreement and a period of three (3) years after its expiration or termination, each Party shall treat all Evaluation Material received from the other Party in connection with the Purpose (as defined below) as confidential and not disclose such Evaluation Material to any other person, company or firm other than as expressly permitted hereunder and would use such Evaluation Material only for the Purpose (as defined below).

2. Use and Disclosure of Evaluation Material.  Each Party recognizes and acknowledges the competitive value and confidential nature of the Disclosing Party’s Evaluation Material and that damage could result to the Disclosing Party if any information contained therein is disclosed to a third party. Each Party hereby agrees that it and its Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction (the “Purpose”) and for no other purpose, that the Evaluation Material will be kept confidential and that it and its Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) the Receiving Party may make any disclosure of the Evaluation Material to which the Disclosing Party gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to the Receiving Party’s Representatives who need to know such information for the Purpose and who are bound by confidentiality and non-use obligations to the Receiving Party with respect to the Evaluation Material consistent with the confidentiality and non-use obligations contained herein; provided further that you agree you will only disclose the Company’s Evaluation Material to a prospective source of financing with the prior written consent of the Company. Each Party agrees to undertake precautions to safeguard and protect the confidentiality of the Evaluation Material comparable to those precautions and safeguards taken by it to protect its own confidential information and, in any event to take no less than reasonable measures in such respect. Each Party agrees to accept responsibility for any breach of this letter agreement by it or any of its Representatives.

In addition, each Party agrees that, without the prior written consent of the other Party or unless otherwise permitted hereunder, it and its Representatives will not disclose to any other person the fact that it or its Representatives have received Evaluation Material or that

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Evaluation Material has been made available to it or its Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). The term “Person” as used in this letter agreement shall be broadly interpreted to include the media.

In the event that the Receiving Party or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process or as otherwise required by law) to disclose any of the Evaluation Material or Discussion Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement and the nature, scope and contents of such disclosure so that the Receiving Party may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement and, at the Disclosing Party’s expense, cooperate with the Disclosing Party and use reasonable efforts to obtain assurance that confidential treatment will be accorded to the Evaluation Material or Discussion Information to be disclosed. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Representatives are nonetheless, in the opinion of legal counsel, legally compelled to disclose Evaluation Material or Discussion Information, the Receiving Party or its Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed and the Receiving Party shall inform the Disclosing Party of the nature, scope and contents of that disclosure.

3. Return and Destruction of Evaluation Material.  In the event that the Receiving Party decides not to proceed with a Possible Transaction, it will promptly inform the Disclosing Party of that decision. In that case, or at any time upon the request of the Disclosing Party in its sole discretion and for any reason, the Receiving Party will promptly deliver, at its expense, to the Disclosing Party or, in its discretion, destroy all Evaluation Material (and any copies thereof) furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party pursuant hereto and provide written certification as to such destruction. In the event of such a decision or request, all other Evaluation Material prepared by the Receiving Party or on its behalf shall be returned or destroyed; provided that Receiving Party’s legal counsel may retain a copy thereof for archival purposes solely for the purpose of monitoring and ensuring compliance with all of the legal obligations hereunder (provided, however, such archival copy shall be destroyed three (3) years after the date of this letter agreement upon the written request of the Disclosing Party). Upon the Disclosing Party’s request, the Receiving Party shall provide the Disclosing Party with prompt written confirmation of its compliance with this paragraph. Notwithstanding the return or destruction of the Evaluation Material, the Receiving Party and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties.  The Receiving Party understands, acknowledges and agrees that neither the Disclosing Party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The Receiving Party agrees that neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or to any of its Representatives

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relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. Point of Contact: No Solicitation.  Except as otherwise instructed by the Chief Executive Officer of the Company, you and your Representatives (i) shall direct all inquiries and any requests for information concerning the Company as they relate to a Possible Transaction to the Chief Executive Officer or Merrill Lynch & Co. and (ii) shall not contact any Representative of the Company other than the Chief Executive Officer or Merrill Lynch & Co. In consideration of the Company Evaluation Material being furnished, you hereby agree that for a period of eighteen (18) months after the date of this letter agreement neither you nor any of your Representatives (nor any person acting on behalf of or in concert with you or any of your Representatives) will, without the prior written consent of the Company, directly or indirectly, solicit to employ any of the officers or employees of the Company who become known to you or your Representatives through consideration of the Possible Transaction; provided, however, that the employment restrictions of this paragraph shall not apply to (i) any general advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by the Company or (ii) any officers or employees of the Company who make contact with you on their own initiative regarding employment.

In consideration of your Evaluation Material being furnished to the Company, the Company hereby agrees that for a period of eighteen (18) months after the date of this letter agreement neither the Company nor any of its Representatives (nor any person acting on behalf of or in concert with the Company or any of its Representatives) will, without your prior written consent, directly or indirectly, solicit to employ any of your or your Affiliates’ officers or employees who become known to the Company or its Representatives through consideration of the Possible Transaction; provided, however, that the employment restrictions of this paragraph shall not apply to (i) any general advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by you or your Affiliates or (ii) any of your or your Affiliates’ officers or employees who make contact with the Company or its Representatives on their own initiative regarding employment.

6. Material Non-Public Information.  You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any of the Company’s Evaluation Information or Discussion Information, will be advised by you) that (i) the Company’s Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

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7. Standstill.  As of the date hereof, neither you nor any of your Representatives, or any person with whom any of the foregoing may be deemed to be acting in concert with respect to the Company or its securities, owns any securities of the Company other than as permitted in clause (i) of the last paragraph of this Section 7. You agree that, for a period of eighteen (18) months from the date of this letter agreement (the “Standstill Period”), unless specifically invited in writing by the Company, neither you nor any of your Representatives will in any manner, directly or indirectly:

(a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or take any action in furtherance of, (i) any acquisition of any of the Company’s securities (or beneficial ownership thereof), or rights or options to acquire any of the Company’s securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company that are material to the operations or financial condition of the Company, taken as a whole, (ii) any tender or exchange offer for any of the Company’s securities or any merger involving the Company or any of the subsidiaries, Affiliates or assets of the Company that are material to the operations or financial condition of the Company, its subsidiaries and Affiliates, taken as a whole, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company;

(b) form, join or in any way participate in a Group (as defined below) with respect to the Company or otherwise act in concert with any person in respect of any such securities;

(c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management or Board of Directors of the Company or to obtain representation on the Board of Directors of the Company; or

(d) enter into any discussions or arrangements with any third party with respect to any of matters set forth in (a) through (c) above.

You also agree during the Standstill Period not to request that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence); provided that in the event that any of your Representatives does so request such waiver or amendment from the Company or its Representatives, the Company shall provide you with written notice thereof and you must withdraw such request within five (5) business days from the receipt of such notice. You further agree that, if at any time during the Standstill Period, you or any of your Affiliates or Representatives are approached by any third party concerning your or their participation in a transaction involving any assets, indebtedness or business of, or securities issued by, the Company or any of its Affiliates, you will promptly inform the Company of the nature of such transaction and the parties involved.

In addition, you agree you will not, without the Company’s prior written consent, enter into an exclusivity arrangement with a banker or prospective source of financing pursuant to which such banker or prospective source of financing agrees not to provide or arrange or commit to finance or arrange a financing for a third party in connection with a possible merger,

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business combination or similar transaction between the Company and such third party or any of its Affiliates.

Notwithstanding the foregoing, in the event that (i) any Person or Group makes a Business Combination Proposal (as defined below) and such Business Combination Proposal becomes public, (ii) any Person or Group acquires beneficial ownership of more than thirty-five percent (35%) of the Company’s voting securities, or (iii) the Company enters into a definitive agreement or a publicly disclosed agreement in principle with respect to any matters referred to in clause (i) or (ii) above, then the provisions of this Section 7 shall be suspended and shall not be applicable to you and your Affiliates.

In addition, notwithstanding the foregoing; (i) neither you nor any of your Affiliates shall be prevented or precluded from making open market purchases of and owning Company securities through any 401(k) or similar bona fide benefit plan maintained for the benefit of your and your Affiliates’ employees, provided that neither you nor any of your Affiliates shall in any way request or direct that the trustee or other administrator of such plan acquire any of the Company’s securities; (ii) the Chairman and the Chief Executive Officer of Johnson & Johnson may communicate with the Chairman and Chief Executive Officer of the Company, provided that such communication is made confidentially, does not require public disclosure by you, the Company, or any of our respective Affiliates and does not require the issuance of a public response by the Company or any of its Affiliates; and (iii) for purpose of clarity, nothing in this Section 7 shall in anyway prohibit or preclude you or your Affiliates from engaging in any actions that might otherwise be prohibited during Standstill Period to the extent (and solely to the extent) it is in connection with a negotiated transaction with the Company for license, distribution or other commercialization rights for any of the Company’s products or technologies.

8. Internal Development Activity.  The Company acknowledges that (i) you or your Affiliates presently have internal development programs in the same field to which the Confidential Information relates, and/or (ii) without recourse to and independent of the Confidential Information disclosed hereunder you or your Affiliates may undertake such development programs, and/or (iii) you may receive information from third parties in the same field to which the Confidential Information relates, and may develop and commercialize products and/or services relating to such subject matter independently or in cooperation with such third parties. The Company further acknowledges that your obligations are not inconsistent with your continued ability to pursue any such activities as described above. You acknowledge, however, that nothing in this Section 7 shall alter your obligations of confidentiality and non-use under this Agreement.

9. No Agreement.  The Parties understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and the Parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. The Parties also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to

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such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. The Parties further acknowledge and agree that the each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or any of its Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with the other Party at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the other Party or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to the other Party or any other person).

10. No Waiver of Rights.  It is understood and agreed that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11. Term.  This letter agreement shall have a term of one year, provided that the confidentiality and non-use provisions contained in Section 2 shall survive for a period of three (3) years after the termination or expiration of this letter agreement, together with such other provisions necessary to give meaning to the survival of such provisions.

12. Remedies.  It is understood and agreed that money damages may not be a sufficient remedy for a breach of this letter agreement by the Receiving Party or any of its Representatives and that the Disclosing Party shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the Receiving Party of this letter agreement but shall be in addition to all other remedies available at law or equity to the Disclosing Party.

13. Governing Law; Waiver of Jury Trial.  This letter agreement is for the benefit of the Parties (and their subsidiaries and Affiliates) and their Representatives, and shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions thereof. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any claim, action, suit or proceeding directly or indirectly arising out of, under or in connection with this letter agreement or any transaction contemplated hereby. Each Party (A) certifies that no Representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of any claim, action, suit or proceeding, seek to enforce the foregoing waiver and (B) acknowledges that it and the other Party have been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this Section 12.

13. Entire Agreement.  This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter.

14. No Modification.  No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall

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specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

16. Counterparts.  This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

17. Severability.  If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

18. Successors.  This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

19. Third Party Beneficiaries.  You agree and acknowledge that this letter agreement is being entered into by and on behalf of the Company and its Affiliates, subsidiaries and divisions and that they shall be third party beneficiaries hereof, having all rights to enforce this letter agreement. You further agree that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

20. No License.  Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material disclosed pursuant to this letter agreement.

21. Certain Defined Terms.  The following terms, as used in this letter agreement, have the following meanings:

“Business Combination Proposal” means (i) a tender or exchange offer or other bona fide offer to acquire directly or indirectly any Company securities under circumstances such that, immediately after such acquisition, any Person or Group would beneficially own securities with an aggregate voting power representing more than thirty-five (35%) of the total voting power of the Company or (ii) a proposal or offer for a merger, amalgamation or other business combination directly or indirectly involving the Company that would result in the acquisition of more than thirty-five (35%) of the total voting power of the Company, or a proposal or offer to acquire directly or indirectly all or substantially all of the assets of the Company.

“Group” means two or more Persons acting, formally or informally, as a partnership, limited partnership, syndicate or other group or pursuant to any agreement, arrangement or understanding, in any event, for purposes of acquiring, holding, voting or disposing of securities.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agencies or political subdivision thereof or any other entity.

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“Affiliate” means with respect to any Person, a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

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Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

COUGAR BIOTECHNOLOGY, INC.

By:	/s/ Alan H. Auerbach
Name: Alan H. Auerbach

Title: Chief Executive Officer

CONFIRMED AND AGREED
as of the date written above:

JOHNSON & JOHNSON PHARMACEUTICAL SERVICES, LLC

By:	/s/ Patrick Verheyen
Name: Patrick Verheyen
Title: Vice President, Business Development Group, Pharmaceuticals